Exhibit 99.1

Consent of International Data Corporation

We hereby consent to (1) the use of and all references to the name of the International Data Corporation in the prospectus included in the registration statement on Form F-1 of Linx S.A. (the “Company”) and any amendments thereto (the “Registration Statement”); including, but not limited to, the use of the information supplied by us and set forth under the “Summary,” “Industry Overview” and “Business” sections; and (2) the filing of this consent as an exhibit to the Registration Statement by the Company for the use of our date and information cited in the above-mentioned sections of the Registration Statement.

Sincerely,

By:	/s/DENIS MARSI ARCIERI
Name:	Denis Marsi Arcieri
Title:	Country Manager — IDC Brasil

São Paulo, May 29, 2019